Filed pursuant to Rule 433.  Registration Statement Nos. 333-184147 and 333-184147-01.

Hear from Van Pearcy on tax and managing risk in his client portfolios.

You are invited to join our webinar panelists, Raymond James Financial Services
Chairman's Council Advisor Van Pearcy and Pacer Financial National Sales
Director Sean O'Hara, as they provide ideas to help address client concerns and needs.

Webinar details

Date
June 18th, 2013 4:00pm ET

Agenda

Hear from Van Pearcy on how he utilizes a trend-following strategy in his clients' portfolios Gain knowledge on the latest market trends Participate in a
Q and A Session moderated by Sean O'Hara

Registration
Register at https://pacerfinancial.webex.com
After registering you will receive an e-mail with webinar details

This invitation and the webinar are
FOR BROKER-DEALERS AND REGISTERED INVESTMENT ADVISORS ONLY - NOT FOR INDIVIDUAL
INVESTORS.
Information contained on any website is not incorporated by reference in, and should not be considered a part of, this document.

The Royal Bank of Scotland [C] 2013 rbs.com/etnUS

CERTAIN RISK CONSIDERATIONS: RBS ETNs involve risks not associated with an investment in conventional debt securities,

including a possible loss of some or all of your investment. The level of the relevant Index must increase by an amount sufficient to offset the aggregate investor fee applicable to the RBS ETNs in order for investors to receive at least the principal amount of their investment back at maturity or upon early repurchase or redemption. Each Trendpilot[] Index may underperform its respective Benchmark Index, and is expected to perform poorly in volatile markets. Even though the RBS ETNs are listed on the NYSE Arca, a trading market may not develop and the liquidity of the RBS ETNs may be limited and/or vary over time, as RBS plc is not required to maintain any listing of the RBS ETNs.
The intraday indicative value and the daily redemption value are not the same as the trading price or market price of the RBS ETNs in the secondary market.
The RBS ETNs are not principal protected and do not pay interest. Any payment on the RBS ETNs is subject to the ability of RBS plc and RBS Group to pay their respective obligations when they become due. Investors should carefully consider whether the RBS ETNs are suited to their particular circumstances before deciding to purchase them. We urge investors to consult with their investment, legal, accounting, tax and other advisors with respect to any investment in the RBS ETNs. The RBS ETNs are not suitable for all investors.
Investors should carefully read the relevant pricing supplement and prospectus, including the more detailed explanation of the risks involved in any investment in the RBS ETNs as described in the "Risk Factors" section of the applicable pricing supplement, before investing.

IMPORTANT INFORMATION: The Royal Bank of Scotland plc (RBS plc) and The Royal
Bank of Scotland Group plc (RBS Group) have filed a registration statement
(including a prospectus) with the U.S. Securities and Exchange Commission (SEC)
for the offering of RBS ETNs to which this communication may relate. Before you invest in any RBS ETNs, you should read the prospectus in that registration statement and other documents that have been filed by RBS plc and RBS Group with the SEC for more complete information about RBS plc and RBS Group, and the offering. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, RBS plc, RBS Securities Inc. (RBSSI) or
any dealer participating in the offering will arrange to send you the prospectus and the pricing supplement at no charge if you request it by calling
1-855-RBS-ETPS (toll-free).